UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2012

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into A Material Definitive Agreement

On May 8, 2012, UQM Technologies, Inc. announced the appointment of Joseph R. Mitchell as its Vice President of Operations effective June 1, 2012.

Mr. Mitchell, age 51, has held a series of progressively responsible executive positions. From March, 2012 until joining UQM, Mr. Mitchell was Director of Quality, North America, for A123 Systems, Inc. Mr. Mitchell served as Director, Operations and Quality - North American Hybrid Electric Drives for Continental Automotive from January, 2008 through March, 2012. From January, 2007 through January, 2008 Mr. Mitchell served as Director of Operations and Hybrid Drive Segment Manager for Siemens VDO.

The Company and Mr. Mitchell are parties to an employment agreement dated as of May 1, 2012, a copy of which is filed herewith as Exhibit 10.1. Pursuant to the employment agreement, Mr. Mitchell will be employed through May 31, 2015 with an annual base salary of at least $200,000. Mr. Mitchell will be eligible for an annual cash bonus with a target level of 25% of base salary, and will be eligible for annual awards of stock options and bonus stock under the Company's equity compensation plans at a target fair value of 50% of base salary. Mr. Mitchell will also receive a one-time moving allowance of up to $50,000 and will be reimbursed for other temporary living expenses associated with his relocation to Colorado. The Board of Directors has approved the grant on June 1, 2012 to Mr. Mitchell of stock options to acquire 25,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the NYSE Amex on the grant date. The stock options will be for a term of five years and will vest ratably over a three year period. Mr. Mitchell will also receive an annual automobile allowance of $9,720.

Mr. Mitchell's employment agreement contains voluntary and involuntary severance provisions, including severance provisions arising from a change in control of UQM. If Mr. Mitchell is terminated without cause, Mr. Mitchell will receive a lump sum cash settlement payment equal to the greater of six month's base salary or an amount equal to one month's base salary for each completed full year of employment up to a maximum payment of 24 month's base salary. If Mr. Mitchell is terminated for cause he will not receive any severance. If Mr. Mitchell's employment is terminated as a result of a change of control of UQM, he will receive a severance payment equal to twice the amount he would have received for termination without cause. For purposes of the employment agreement, "change of control" includes (a) a merger of UQM, other than a merger in which UQM is a surviving corporation and does not result in any reclassification or change of its outstanding shares of common stock, (b) a sale of substantially all of UQM's business or assets or a sale of more than 50% of its outstanding voting stock, (c) a liquidation of UQM, or (d) if, during a period of two consecutive years, individuals who at the beginning of such period constituted the board (and any director whose election by the board was approved by at least two-thirds of the directors then in office who were also in office at the start of the period), cease for any reason because of a majority of the board.

If Mr. Mitchell voluntarily resigns prior to age 62 1/2 years of age and gives the notice provided for in the agreement he will receive a payment of six month's base salary. If Mr. Mitchell voluntarily resigns without providing the required notice stated in the agreement he will receive a payment of two month's base salary. If Mr. Mitchell voluntarily retires after attaining the age of 62 1/2 years and gives the notice provided for in the agreement, he shall receive a lump-sum payment of one month's base salary for each completed full year of service plus six month's base salary, up to a maximum payment of 24 month's base salary. The agreements also provide for the availability of post-retirement health insurance after attaining retirement age of 62 1/2 years old.

Generally the payments will be made in a lump sum within 30 days following separation from service, except to the extent a delay in payment is required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code.

The press release announcing Mr. Mitchell's appointment is filed herewith as Exhibit 99.1.

On May 2, 2012, Mr. Ronald M. Burton, the company's Senior Vice President of Operations left the employ of the Company. Pursuant to the terms of Mr. Burton's Employment Agreement dated August 13, 2010, the Company paid to Mr. Burton a severance payment of $152,007, representing one month's pay for each year of service with the Company and terminated the Employment Agreement.

The Company has also presented to Mr. Burton a Separation Agreement and Legal Release for his consideration. Pursuant to Federal law, Mr. Burton, has up to three weeks to decide whether to sign this agreement and an additional seven day period after signing the agreement to revoke his decision. Under the agreement Mr. Burton would surrender any right he might have to sue the Company for age discrimination or any other legal claims that he might have arising out of or related to his employment with the Company and the termination of that employment relationship. Pursuant to the agreement, six months after Mr. Burton's last day with the Company, Mr. Burton shall receive a bonus for the fiscal year ended March 31, 2012 of $66,000 and accelerated vesting of 47,005 shares of the Company's common stock and stock options to acquire 80,719 shares of the common stock previously awarded, provided that he has complied with the terms of the agreement.

Item 1.02 Termination of a Material Agreement.

See the description under Item 1.01 above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See the description under Item 1.01 above.

Item 9.01 Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated May 1, 2012 between UQM Technologies, Inc. and Joseph Mitchell.
99.1	Press release dated May 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Dated: May 8, 2012	By: /s/ DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and Chief
Financial Officer